                                               PURSUANT TO RULE 424(b)(5)
                                               REGISTRATION NUMBER 333-23559


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 23, 1997


[LOGO]BECTON DICKINSON

                                  $200,000,000

                         BECTON, DICKINSON AND COMPANY

                        7% DEBENTURES DUE AUGUST 1, 2027

                                --------------

  Interest on the Debentures is payable on February 1 and August 1 of each year, commencing February 1, 1998. The Debentures are not redeemable prior to maturity and will not be entitled to any sinking fund. See "Description of Debentures". The Debentures will be represented by one global Debenture registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global Debenture will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Debentures in certificated form will not be issued. The Debentures will be issued only in denominations of $1,000 and integral multiples thereof. The Debentures will trade and settle in immediately available funds. All payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

                                --------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
   WHICH  IT RELATES.  ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
    OFFENSE.

                                --------------

                                     INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                    OFFERING PRICE(1) DISCOUNT(2)  COMPANY(1)(3)
                                    ----------------- ------------ -------------
Per Debenture......................      99.415%         0.875%       98.540%
Total..............................   $198,830,000     $1,750,000  $197,080,000

-------
(1) Plus accrued interest, if any, from July 28, 1997.
(2) The Company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deduction of expenses payable by the Company estimated at $160,000.

  The Debentures offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about July 28, 1997, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.

                                --------------

            The date of this Prospectus Supplement is July 23, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBENTURES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                USE OF PROCEEDS

  Becton, Dickinson and Company (the "Company") intends to use the net proceeds received from the sale of the Debentures offered hereby, estimated to be approximately $196,920,000, to repay a portion of its outstanding commercial paper, which in the aggregate had a weighted average interest rate of 5.7% per annum as of June 30, 1997. Pending application of the net proceeds, such proceeds may be invested in short-term interest-bearing securities.

                           DESCRIPTION OF DEBENTURES

  The following description of the particular terms of the Debentures offered hereby (referred to in the Prospectus as "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

  The Company's 7% Debentures due August 1, 2027 (the "Debentures") will be limited to an aggregate principal amount of $200,000,000 and will mature on August 1, 2027. The Debentures will bear interest from July 28, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable annually on each February 1 and August 1, beginning February 1, 1998, to the persons in whose names the Debentures or any predecessor Debentures are registered at the close of business on the preceding January 15 and July 15, respectively, except that in the case of a global Debenture representing Debentures, such payment will be made in accordance with arrangements then in effect among the Company, the Trustee and the depositary. The Debentures will not be redeemable at the option of either the Company or the holders thereof and will not be entitled to any sinking fund. The Debentures will be issued in registered form, in denominations of $1,000 and integral multiples thereof. The covenants contained in the Indenture would not necessarily afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debentures.

BOOK-ENTRY SYSTEM

  The Debentures will be issued only in book-entry form through the facilities of The Depository Trust Company ("DTC"), and will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of beneficial interests in Debentures in book-entry form may be effected only through a participating member of DTC. Under certain limited circumstances, Debentures may be issued in certificated form in exchange for the global Debenture. See "Description of Debt Securities-Global Debt Securities" in the Prospectus accompanying this Prospectus Supplement. In the event that Debentures are issued in certificated form such Debentures may be transferred or exchanged at the offices described in the immediately following paragraph.

  Payments on Debentures issued in book-entry form will be made to DTC. In the event Debentures are issued in certificated form, principal, premium, if any, and interest will be payable, the transfer of the Debentures will be registrable and Debentures will be exchangeable for Debentures bearing identical terms and provisions at the office of the Trustee at 450 West 33rd Street, 15th floor, New York, New York 10001, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto.

  Payment of principal of, and interest and premium, if any, on Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global Debenture representing such Debentures. The Company has been informed by DTC that its nominee will be Cede & Co. ("CEDE"). Accordingly, CEDE is expected to be the initial registered holder of the Debentures.

  NONE OF THE COMPANY, THE TRUSTEE, OR ANY OTHER AGENT OF THE COMPANY OR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL OWNERSHIP INTERESTS IN THE GLOBAL DEBENTURE REPRESENTING THE DEBENTURES OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL OWNERSHIP INTERESTS, AS SUCH RECORDS OR PAYMENT PROCEDURES ARE MORE FULLY DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for each of the five years in the period ended September 30, 1996 are derived from the audited consolidated financial statements of the Company and its subsidiaries, with the exception of the ratio of earnings to fixed charges which for each of the periods presented is unaudited. The selected consolidated financial data as of March 31, 1997 and for the six month periods ended March 31, 1997 and 1996 and the consolidated capsule financial data for the three and nine month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which in the opinion of management of the Company are considered necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for all interim periods within fiscal 1997 are not necessarily indicative of the results that may be expected for the year ending September 30, 1997. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

                              (UNAUDITED)
                              SIX MONTHS
                            ENDED MARCH 31,                   YEAR ENDED SEPTEMBER 30,
                         --------------------- ---------------------------------------------------------
                            1997       1996       1996       1995       1994       1993          1992
                         ---------- ---------- ---------- ---------- ---------- ----------    ----------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
 Revenues .............. $1,355,006 $1,345,660 $2,769,756 $2,712,525 $2,559,461 $2,465,405    $2,365,317
 Gross Profit ..........    659,200    628,205  1,340,579  1,276,167  1,159,827  1,097,003     1,063,696
 Interest Expense, Net .     18,010     18,985     37,409     42,833     47,624     53,412        49,116
 Income Before Cumula-
  tive
  Effect of Accounting
  Changes ..............    140,779    119,312    283,447    251,696    227,174    212,840       200,753
 Earnings Per Share--Be-
  fore Cumulative Effect
  of
  Accounting Changes ...       1.07        .87       2.11       1.79       1.52       1.35          1.28
 Earnings Per Share--Net
  Income ...............       1.07        .87       2.11       1.79       1.52        .44(A)       1.28
 Dividends Per Share ...        .26        .23        .46        .41        .37        .33           .30
 Ratio of Earnings to
  Fixed Charges (B) ....       6.71        --        6.25       5.43       4.59       3.49          3.68
BALANCE SHEET DATA AT
 PERIOD END:
 Working Capital ....... $  576,669        --  $  510,719 $  607,483 $  648,230 $  514,680    $  507,874
 Total Assets ..........  2,793,234        --   2,889,752  2,999,505  3,159,533  3,087,565     3,177,675
 Short-Term Debt (in-
  cluding current por-
  tion of long-term
  debt) ................    201,644        --     227,424    205,799    173,228    206,763       285,074
 Long-Term Debt ........    466,378        --     468,223    557,594    669,157    680,581       685,081
 Shareholders' Equity ..  1,317,795        --   1,325,183  1,398,385  1,481,694  1,456,953     1,594,926

--------
(A) In 1993, Earnings Per Share--Net Income includes a $.91 per share charge ($141,057), net of taxes, related to the adoption of Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions; No. 112, Employers' Accounting for Postemployment Benefits; and No. 109, Accounting for Income Taxes.
(B) Earnings used to compute this ratio are earnings before income taxes and cumulative effect of accounting changes and before fixed charges (excluding, for purposes of such computation, interest capitalized during the period) and after excluding undistributed earnings and losses of minority-owned affiliates. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense, and the portion of rental expense representative of an interest factor.

  The following schedule represents consolidated capsule financial data of the Company for the three and nine month periods ended June 30, 1997 and 1996 as communicated in its press release on July 21, 1997.

                                             (UNAUDITED)         (UNAUDITED)
                                             NINE MONTHS        THREE MONTHS
                                           ENDED JUNE 30,      ENDED JUNE 30,
                                        --------------------- -----------------
                                           1997       1996      1997     1996
CAPSULE INCOME STATEMENT DATA:          ---------- ---------- -------- --------
 Revenues.............................. $2,061,545 $2,038,605 $706,539 $692,945
 Net income............................    210,927    196,479   70,148   77,167
 Earnings Per Share....................       1.61       1.45      .54      .58

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement dated July 23, 1997 (the "Underwriting Agreement"), and the related Pricing Agreement dated July 23, 1997 (the "Pricing Agreement"), the Company has agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase, $200,000,000 principal amount of the Debentures.

  Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, Goldman Sachs are committed to take and pay for all of the Debentures if any are taken.

  Goldman Sachs propose to offer the Debentures in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.50% of the principal amount of the Debentures. Goldman Sachs may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

  In connection with the offering, Goldman Sachs may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by Goldman Sachs in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debentures, and short positions created by Goldman Sachs involve the sale by Goldman Sachs of a greater number of Debentures than they are required to purchase from the Company in the offering. Goldman Sachs also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by Goldman Sachs, if such Debentures are repurchased by Goldman Sachs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  The Debentures are a new issue of securities with no established trading market. The Company has been advised by Goldman Sachs that they intend to make a market in the Debentures but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

                         BECTON, DICKINSON AND COMPANY

           DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES

  Becton, Dickinson and Company (the "Company") from time to time may offer, at an aggregate initial offering price not to exceed $300,000,000, its unsecured debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities") and warrants to purchase Debt Securities (the "Warrants" and, together with the Debt Securities, the "Securities"). The Debt Securities and Warrants may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus (each, a "Prospectus Supplement"). The Company may sell the Securities to or through underwriters, and also may sell the Securities directly to other purchasers or through agents. See "Plan of Distribution."

  The terms of the Securities, including with respect to the Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, and terms for redemption, and, with respect to any Warrants, where applicable, the offering price, exercise price, duration and detachability, and the names and compensation of any underwriters or agents and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, will be set forth in the Prospectus Supplement relating to such Securities. As used herein, Securities shall include securities denominated in United States dollars or, at the option of the Company, if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies. This Prospectus may not be used to consummate sales of Securities unless accompanied by the Prospectus Supplement applicable to the Securities being sold.

                               ----------------

  THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND  EXCHANGE   COMMISSION  NOR  HAS  THE  COMMISSION  OR   ANY  STATE
       SECURITIES COMMISSION  PASSED UPON  THE ACCURACY  OR ADEQUACY OF
         THIS PROSPECTUS.  ANY  REPRESENTATION TO  THE CONTRARY  IS A
                               CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is July 23, 1997

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This Prospectus does not contain all of the information contained in the Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which are on file with the Commission pursuant to the Exchange Act (File No. 1-4802), are incorporated herein by reference and made a part hereof:

    (a) The Company's most recently filed Annual Report on Form 10-K;

    (b) The Company's Quarterly Reports on Form 10-Q filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K;

    (c) The Company's Current Reports on Form 8-K filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K; and

    (d) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, filed since the end of the Company's fiscal year covered by its most recent Annual Report on Form 10-K and prior to the termination of the offering of the Securities hereunder.

  Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800.

                                  THE COMPANY

  The Company was incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Its executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880 and its telephone number is (201) 847-6800. All references herein to the "Company" refer to Becton, Dickinson and Company and its domestic and foreign subsidiaries unless otherwise indicated by the context.

  The Company is engaged principally in the manufacture and sale of a broad line of medical supplies and devices and diagnostic systems used by health care professionals, medical research institutions and the general public. The Company's operations are comprised of two worldwide business segments, Medical Supplies and Devices ("Medical") and Diagnostic Systems ("Diagnostic").

  The major products in the Company's Medical segment are hypodermic products, specially designed devices for diabetes care, prefillable drug delivery systems, vascular access products and specialty and surgical blades. The Medical segment also includes specialty needles, drug infusion systems, disposable scrubs, elastic support products and thermometers.

  The major products in the Company's Diagnostic segment are manual and instrumented microbiology products, sample collection products, flow cytometry systems for cellular analysis, tissue culture labware, hematology instruments and other diagnostic systems, including immunodiagnostic test kits.

  The Company's products are manufactured and sold worldwide. The principal markets for the Company's products outside of the United States are Europe, Japan, Mexico, Asia Pacific, Canada and Brazil. The principal products sold by the Company outside the United States are hypodermic needles and syringes, diagnostic systems, VACUTAINER(R) brand sample collection products, HYPAK(R) brand prefillable syringe systems and infusion therapy products. The Company has manufacturing operations in Australia, Brazil, China, France, Germany, Ireland, Japan, Mexico, Singapore, Spain, the United Kingdom and the United States, and in 1996 commenced construction of a hypodermic syringe manufacturing facility in India.

  The Company's products and services are marketed in the United States both through independent distribution channels and directly to end-users. The Company's products are marketed outside of the United States through independent distributors and sales representatives, and in some markets directly to end-users.

                                USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement with respect to any Securities, the net proceeds to the Company from the sale of the Securities offered hereby will be added to the general funds of the Company and may be used to repay outstanding debt and to meet capital expenditure and working capital requirements. The Company has not allocated a specific portion of the net proceeds for any particular use at this time. Pending application of the net proceeds, such proceeds may be invested in marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                         SIX MONTHS   YEAR ENDED SEPTEMBER 30,
                                           ENDED      ------------------------
                                       MARCH 31, 1997 1996 1995 1994 1993 1992
                                       -------------- ---- ---- ---- ---- ----
     Ratio of Earnings to Fixed
      Charges (unaudited).............      6.71      6.25 5.43 4.59 3.49 3.68

  Earnings used to compute this ratio are earnings before income taxes and the cumulative effect of accounting changes and before fixed charges (excluding, for purposes of such computation, interest capitalized during the period) and after excluding undistributed earnings and losses of minority-owned affiliates. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense and the portion of rental expense representative of an interest factor.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Debt Securities are to be issued under an Indenture, dated as of March 1, 1997 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee") (a copy of which is filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The Debt Securities will be unsecured and unsubordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

  The Debt Securities will be issued in registered form without coupons unless otherwise provided in a supplemental indenture or Board Resolution (Section 2.03). Unless otherwise provided in a Prospectus Supplement, principal (unless the context otherwise requires, "principal" includes premium, if any) of and any interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at an office or agency designated for the Debt Securities, provided that, at the option of the Company, payment of interest may be made by check to the address of the Person entitled thereto as it appears in the Security Register (Sections 2.04 and 2.06). Subject to the limitations provided in the Indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith. (Section 2.06)

  Reference is made to the Prospectus Supplement for the following terms of the Debt Securities of each series offered thereby (to the extent such terms are applicable to such Debt Securities): (a) the designation of the Debt Securities of the series; (b) any limit upon the aggregate principal amount of the Debt Securities of the series and any limitation on the ability of the Company to increase such aggregate principal amount after the initial issuance of such Debt Securities; (c) any date on which the principal of the Debt Securities of the series is payable (which date may be fixed or extendible);
(d) any rate (which may be fixed or variable) per annum at which any Debt Securities of the series shall bear interest, any interest accrual, payment and record dates and/or any method by which any such rate or date shall be determined; (e) if other than as provided in the Indenture, any place where principal of and interest on Debt Securities of the series shall be payable, where Debt Securities of the series may be surrendered for exchange, where notices or demands may be served and where notice to Holders may be published and any time of such payment at any place of payment; (f) any right of the Company to redeem Debt Securities of the series and any terms thereof; (g) any obligation of the Company to redeem, purchase or repay Debt Securities of the series and any terms thereof; (h) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable; (i) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration of the maturity thereof; (j) if other than the coin or currency in which the Debt Securities of the series are denominated, the coin or currency in which payment of the principal of or interest on the Debt Securities of the series shall be payable or, if the amount of any payments of principal of and/or interest on the Debt Securities of the series may be determined with reference to an index based on a coin or currency other than that in which the Debt Securities of the series are denominated, the manner in which such amounts shall be determined; (k) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of and interest on the Debt Securities of the series shall be payable, and the manner in which any such currencies shall be valued against other currencies in which any other Debt Securities shall be payable; (l) any obligation of the Company to pay additional amounts on the Debt Securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and any right of the Company to redeem such Debt Securities rather than pay such additional amounts; (m) any provisions for the Debt Securities of the series to be issued in bearer form, with or without coupons, and if the Debt Securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions; (n) if other than the Person acting as Trustee, any Agent acting with respect to the Debt Securities of the series; (o) any provisions for the defeasance of any Debt Securities of the series in addition to, in substitution for or in modification of the provisions described in "Defeasance and Covenant Defeasance;" (p) the identity of any Depositary for Registered Global Securities of the series other than The Depository Trust Company and any circumstances other than those described in "Global Securities" in which any Person may have the right to obtain Debt Securities in exchange therefor;
(q) any provisions for Events of Default applicable to any Debt Securities of the series in addition to, in substitution for or in modification of those described in "Events of Default;" (r) any provision for covenants applicable to any Debt Securities of the series in addition to, in substitution for or in modification of those described in "Covenants;" and (s) any other terms of the Debt Securities of the series not inconsistent with the Indenture (Section 2.03).

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If any Debt Securities are Original Issue Discount Securities, special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 1.01)

GLOBAL SECURITIES

  The Debt Securities of each series may be issued in the form of one or more fully registered global Debt Securities (each a "Registered Global Security") registered in the name of The Depository Trust Company (the

"Depositary") or a nominee thereof, unless otherwise established for the Debt Securities of such series. Except as described in a Prospectus Supplement hereto, Debt Securities in definitive form will not be issued. Unless and until a Registered Global Security is exchanged in whole or in part for Debt Securities in definitive form, it may not be registered for transfer or exchange except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Section 2.06)

  Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("participants") entitled thereto that have accounts with the Depositary designated by the underwriters or their agents engaging in any distribution of the Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in a Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary or by its nominee. Ownership of beneficial interests in a Registered Global Security by Persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  As long as the Depositary, or its nominee, is the registered owner of a Registered Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as specified below, owners of beneficial interests in a Registered Global Security will not be entitled to have Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the Holders thereof for any purposes under the Indenture (Section 2.06). Accordingly, each Person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Debt Securities under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder of Debt Securities is entitled to give or take under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders of Debt Securities or any owner of a beneficial interest in a Registered Global Security desires to give any notice or take any action a holder of Debt Securities is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give such notice or take such action, and such participants would authorize the beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

  The Depositary or a nominee thereof, as holder of record of a Registered Global Security, will be entitled to receive payments of principal and interest for payment to beneficial owners in accordance with customary procedures established from time to time by the Depositary. On the date hereof, the agent for the payment, transfer and exchange of the Securities is the Trustee therefor, acting through its Corporate Trust Office located in the Borough of Manhattan, The City of New York.

  The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Registered Global Security held through such participants will be governed by standing instructions and customary practices, and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.13)

  If the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, if the Company determines that Debt Securities shall no longer be maintained as Registered Global Securities, or, if at any time an Event of Default shall have occurred and be continuing under the Indenture, the Company will issue Debt Securities in definitive certificated form in exchange for the Registered Global Securities. (Section 2.06)

  In the event that the book-entry system is discontinued, the following provisions shall apply. The Trustee or any successor registrar under the Indenture shall keep a register for the Debt Securities in definitive certificated form at its Corporate Trust Office. Subject to the further conditions contained in the Indenture, Debt Securities in definitive certificated form may be transferred or exchanged for one or more Debt Securities in different authorized denominations upon surrender thereof at the Corporate Trust Office of the Trustee or any successor Registrar under the Indenture by the registered Holders or their duly authorized attorneys. Upon surrender of any Debt Security to be transferred or exchanged, the Trustee or any successor registrar under the Indenture shall record the transfer or exchange in the Security Register and the Company shall issue, and the Trustee shall authenticate and deliver, new Debt Securities in definitive certificated form appropriately registered and in appropriate authorized denominations (Section 2.06). The Trustee shall be entitled to treat the registered Holders of the Debt Securities in definitive certificated form, as their names appear in the Security Register as of the appropriate date, as the owners of such Debt Securities for all purposes under the Indenture. (Section 2.13)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company shall not consolidate or merge with any other Person, sell, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety in one transaction or series of transactions to any Person, or allow another Person to sell, transfer, lease or otherwise dispose of substantially all of its assets to the Company unless
(a) either (i) the Company shall be the surviving Person or (ii) such Person shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture all of the Company's obligations under the Debt Securities and under the Indenture; (b) immediately before and after such transaction or each element of such series, no Default or Event of Default shall have occurred and be continuing; and (c) certain other conditions are met. Upon any such consolidation, merger, sale, transfer, lease or other disposition, the successor corporation formed by such consolidation, or into which the Company is merged, or to which such sale, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indentures and under the Debt Securities. (Section 5.02)

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any installment of interest on any Debt Security of such series when due and the continuance of such failure for 30 days; (b) failure to pay the principal of any Debt Security of such series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of such series; (d) failure for 60 days after notice to the Company by the Trustee, or by the Holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, to perform or observe any other covenant, condition or agreement in the Debt Securities of such series or in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series); (e) certain events of bankruptcy, insolvency or reorganization of the Company; or (f) any other Event of Default established for the Debt Securities of such series (Section 6.01).

  The Indenture provides that, if an Event of Default with respect to the Debt Securities of any series then outstanding thereunder occurs and is continuing, then, either the Trustee for or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of any such affected series then outstanding (each such series treated as a separate class) by notice in writing to the Company (and to the Trustee if given by the Holders), may declare the entire principal (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be established for such series) of all Debt Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable (Section 6.02). However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such declaration. (Section 6.02)

  The Company is required to furnish to the Trustee annually an Officer's Certificate as to the Company's compliance with all conditions and covenants under the Indenture. The Company must notify the Trustee within five days of any Default or Event of Default. (Section 4.06)

  The Indenture provides that the Trustee thereunder will, within 60 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the Holders of the Debt Securities notice of all Defaults with respect to such series known to such Trustee, provided that, except in the case of a Default in payment on the Debt Securities or sinking fund installment with respect thereto, the Trustee may withhold such notice if and so long as a Responsible Officer in good faith determines that withholding such notice is in the interest of the Holders of the Debt Securities (Section 7.05). "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default. (Section 1.01)

  The Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding Debt Securities thereunder, by notice to the Trustee therefor, may direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee. (Section 6.05)

  Subject to the further conditions contained in the Indenture, the holders of a majority in aggregate principal amount outstanding of the Debt Securities of any series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default and its consequences except a Default or Event of Default (a) in the payment of the principal of or interest, if any, on any Debt Security of such series or (b) in respect of a covenant or provision of such Indenture which cannot under the terms of the Indenture be amended or modified without the consent of the holder of each outstanding Debt Security adversely affected thereby. (Section 6.04)

  The applicable Prospectus Supplement will describe any provisions for Events of Default applicable to the Debt Securities of any series in addition to, in substitution for, or in modification of, the provisions described above.

CERTAIN COVENANTS OF THE COMPANY

Definitions

  "Attributable Debt" is defined to mean, as to any particular lease, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as determined in good faith by the Company, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended. (Section 1.01)

  "Consolidated Net Tangible Assets" is defined as the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible),

(ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries. (Section 1.01)

  "Funded Debt" is defined to mean all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability. (Section 1.01)

  "Principal Property" is defined to mean any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by the Company or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or portion thereof which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety. (Section 1.01)

  "Restricted Subsidiary" is defined to mean any Subsidiary substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a Subsidiary which is primarily engaged in the business of a finance company. (Section 1.01)

  "Subsidiary" is defined to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and by one or more other Subsidiaries. (Section 1.01)

Restrictions on Secured Debt

  If the Company or any Restricted Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Restricted Subsidiary, the Company will secure, or cause such Restricted Subsidiary to secure, the Debt Securities (and, if the Company so elects, any other Debt of the Company or such Restricted Subsidiary which is not subordinate to the Debt Securities) equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured, together with all Attributable Debt of the Company and its Restricted Subsidiaries in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages existing on properties on the date of the Indenture, (b) Mortgages on properties, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction Mortgages, (c) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (d) Mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute, (e) Mortgages in favor of the Company or a Restricted Subsidiary, (f) Mortgages in connection with the issuance of certain tax-exempt industrial development bonds, (g) Mortgages under workers' compensation laws, unemployment insurance laws or similar legislation, or certain deposits including those to secure statutory obligations or certain bonds (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and (h) subject to certain limitations, any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (g), inclusive. (Section 4.04)

Restrictions on Sale and Leasebacks

  Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) the commitment to enter into such sale and leaseback transaction was obtained during such 120 day period, (b) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on such Principal Property as described under "Restrictions on Secured Debt" above in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Debt Securities, (c) the Company, within 120 days after the sale or transfer shall have been made, applies to the retirement of its Funded Debt an amount (the "Designated Amount"), subject to credits for certain voluntary retirements of Funded Debt, equal to the greater of (i) the net proceeds of the sale of such Principal Property and (ii) the fair market value of such Principal Property, or (d) the Company or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, has expended or reasonably expects to expend within such period any monies to acquire or construct any Principal Property or Properties in which event the Company or such Restricted Subsidiary may enter into such sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Designated Amount in respect thereof is less than such monies expended or to be expended. This restriction will not apply to any sale and leaseback transactions between the Company and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary. (Section 4.05)

MODIFICATION AND WAIVER

  The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of Debt Securities in order (a) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by such successor, (b) to provide for a successor Trustee with respect to the Debt Securities of all or any series, (c) to establish the forms and terms of the Debt Securities of any series, (d) to provide for uncertificated or unregistered Debt Securities, or (e) to cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the Debt Securities under such Indenture. (Section 9.01)

  The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the then outstanding Debt Securities of any series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of such Debt Securities, except that no such supplemental indenture, or any amendment or waiver, may, without the consent of the holder of each Debt Security, (a) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder's Debt Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of the Company or such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor, or change the manner of determining any of the foregoing; (b) reduce the percentage in principal amount of outstanding Debt Securities of the relevant series, the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of this Indenture or certain Defaults and their consequences provided for in this Indenture; (c) waive a Default in the payment of principal of or interest on any Debt Security of such Holder; (d) change any obligation of the Company to maintain an office or agency in the places and for the purposes in the Indenture provided; or (e) modify any of the foregoing provisions, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby (Section 9.02). After a supplemental indenture, amendment or waiver becomes effective, the Company shall mail a notice to the holders of the Debt Securities affected thereby briefly describing the supplemental indenture, amendment or waiver. (Section 9.02)

DEFEASANCE AND COVENANT DEFEASANCE

  Unless the terms of the Debt Securities of any series provide otherwise, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to (i) Debt Securities of any series payable within one year or (ii) other Debt Securities of any series upon certain conditions described below (except as otherwise provided in the Indenture) ("defeasance") or (b) to be released from its obligations with respect to certain covenants applicable to the Debt Securities of any series ("covenant defeasance"), upon (or, with respect to defeasance of Debt Securities payable later than one year from the date of defeasance, on the 91st day after) the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the Debt Securities and the satisfaction of certain other conditions set forth in such Indenture. As a condition to defeasance of any Debt Securities of any series payable later than one year from the time of defeasance, the Company must deliver to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) or a ruling of the Internal Revenue Service to the effect that holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. (Article 8)

  The Company may exercise either defeasance option with respect to the Debt Securities of any series notwithstanding its prior exercise of its covenant defeasance option with respect thereto. If the Company exercises its defeasance option, payment of the Debt Securities of any series may not be accelerated because of a Default or an Event of Default. If the Company exercises its covenant defeasance option, payment of the Debt Securities of any series may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. If such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on the Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. The Company will, however, remain liable for such payments at the time of the acceleration.

GOVERNING LAW

  The Indenture and the Debt Securities are governed by and construed in accordance with the laws of the State of New York. (Section 10.07)

THE TRUSTEE

  The Company maintains a banking relationship with the Trustee.

                            DESCRIPTION OF WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and, if issued together with any Debt Securities, may be attached to or separate from such Debt Securities.

  The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general terms may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

  The Offered Warrants (as defined below) are to be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants and shall be evidenced by Warrant Certificates (each a "Warrant Certificate"). A copy of the forms of Warrant Agreement and Warrant Certificate are on file with the Commission and are incorporated herein by reference as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the forms of Warrant Agreement and Warrant Certificate does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrant Certificate.

GENERAL

  The Prospectus Supplement or Prospectus Supplements relating to any Warrants will describe the terms of the Warrants offered thereby (the "Offered Warrants"), the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following: (a) the offering price; (b) the currency or currencies for which the Offered Warrants may be purchased; (c) the designation, aggregate principal amount, currency or currencies and terms of the Debt Securities purchasable upon exercise of the Offered Warrants and the procedures and conditions relating to the exercise of such Offered Warrants; (d) if applicable, the designation and terms of the Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (e) if applicable, the date on and after which the Offered Warrants and such related Debt Securities will be separately transferable; (f) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price and currency at which such principal amount of Debt Securities may be purchased upon such exercise; (g) the date on which the right to exercise the Offered Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (h) federal income tax consequences; and (i) any additional terms of the Offered Warrants.

  Warrant Certificates will be issued only in fully registered form and may be exchanged for new Warrant Certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement describing the terms of the Offered Warrants. Prior to the exercise of their Offered Warrants, holders of Offered Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal or interest on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture, except as otherwise provided in the Indenture or pursuant thereto.

EXERCISE OF WARRANTS

  Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Offered Warrants. Offered Warrants may be exercised at any time up to 5:00 P.M., New York time, on the Expiration Date and in the manner set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Offered Warrants will become void.

  Offered Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement describing the terms of the Offered Warrants of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Offered Warrants will be deemed to have been exercised upon receipt by the Warrant Agent of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing such Offered Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement describing the terms of the Offered Warrants, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Offered Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                             PLAN OF DISTRIBUTION

GENERAL

  The Company may sell the Securities through underwriters or dealers, directly to purchasers or through agents or through a combination of any such methods of sale. If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

  In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, and the names of such underwriters, dealers and agents, will be set forth in the applicable Prospectus Supplement to the extent required. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

  During and after the offering, underwriters may purchase and sell the Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by underwriters in connection with the offering. Underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering for their account may be reclaimed by underwriters if such Securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                            VALIDITY OF SECURITIES

  Unless otherwise indicated in the Prospectus Supplement with respect to any Securities, the validity of the Securities will be passed upon for the Company by John W. Galiardo, Vice Chairman and General Counsel of the Company, and for the underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. As of May 31, 1997, Mr. Galiardo owned 107,609 shares of the Company's common stock, had options to acquire 831,737 shares, was entitled to receive 18,504 shares under the Company's Stock Award Plan and had rights to 401 shares under the Company's 1996 Directors' Deferral Plan. In addition, Mr. Galiardo had a vested interest, as of May 31, 1997, under the Company's Savings Incentive Plan in 8,818 shares of the Company's common stock and in 450 shares of the Company's Series B ESOP Convertible Preferred Stock.

                                    EXPERTS

  The consolidated financial statements of the Company, incorporated by reference into the Company's Annual Report on Form 10-K for the year ended September 30, 1996 (the "1996 10-K"), and the related schedule thereto included in the 1996 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PRO-SPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUP-PLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURI-TIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEI-THER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS
OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Use of Proceeds............................................................ S-2
Description of Debentures.................................................. S-2
Selected Consolidated Financial Data....................................... S-4
Underwriting............................................................... S-5

                                   PROSPECTUS

Available Information......................................................   1
Incorporation of Certain Documents by
 Reference.................................................................   1
The Company................................................................   2
Use of Proceeds............................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Description of Debt Securities.............................................   3
Description of Warrants....................................................  11
Plan of Distribution.......................................................  12
Validity of Securities.....................................................  13
Experts....................................................................  13

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                                  $200,000,000

                         BECTON, DICKINSON AND COMPANY

                        7% DEBENTURES DUE AUGUST 1, 2027

                                  -----------

[LOGO]BECTON DICKINSON

                                  -----------

                              GOLDMAN, SACHS & CO.

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